Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter Ended March 31, 2012

— Reports Record Quarterly Core Earnings of $0.58 per diluted Common Share —

— Invests $521.5 Million in the Quarter —

- Completes Common Stock Offering that Generates $457.3 Million in Gross Proceeds -

— Declares Dividend of $0.44 per Share for Second Quarter 2012 —

GREENWICH, Conn., May 8, 2012 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) (the “Company”) today announced operating results for the first fiscal quarter ended March 31, 2012.  The Company’s Core Earnings, a Non-GAAP financial measure, were $55.0 million, or $0.58 per diluted share, for the quarter, an increase of 75% compared to $31.4 million, or $0.43 per diluted share, for the first quarter of 2011.  Core Earnings include $12.2 million, or $0.13 per diluted share, of income related to the prepayment of a $143.9 million loan that primarily represents accelerated discount accretion.

Net income attributable to the Company for the three months ended March 31, 2012 was approximately $50.2 million, compared to $31.4 million for the three months ended March 31, 2011.  Net income per diluted share outstanding for the three months ended March 31, 2012 was $0.53, compared to $0.43 for the three months ended March 31, 2011.

“The first quarter of 2012 was extremely productive as we invested over $500 million, bringing the total capital deployed since our inception to over $4.6 billion,” said Barry Sternlicht, the Company’s Chairman and Chief Executive Officer. “We now hold a $2.8 billion target investment portfolio which we expect to produce an annualized levered return of approximately 12.6% and a loan portfolio with a weighted average LTV that decreased quarter over quarter to 64.1%.  Our book value increased with our earnings, the rally in the credit markets and an accretive equity offering.  In fact, during the quarter we sold the remainder of our held-for-sale conduit loans and realized a $1.0 million net profit from the transaction.  These loans contributed significantly to the volatility in our earnings during the second half of 2011.”

Mr. Sternlicht continued, “At the beginning of the second quarter, we successfully completed a capital raise which produced gross proceeds of $457.3 million.  We continue to believe that bigger is better since our size should allow us to build an even more diverse investment portfolio, obtain new financing facilities and lower our cost of capital so that we can accretively and efficiently drive shareholder returns.  As we move forward, we will maintain our discipline and capitalize on the compelling origination and acquisition opportunities in our pipeline.”

Investment Portfolio

During the quarter ended March 31, 2012, the Company originated, acquired or funded $521.5 million of new target investments, bringing the Company’s total gross capital deployed since inception to over $4.6 billion and the net investment balance to $3.1 billion as of March 31, 2012.  The carrying amount of the Company’s target assets held for investment is approximately $2.8 billion at March 31, 2012, which the Company expects will generate an annualized levered return of approximately 12.6% on an annually compounded basis over the life of the investment.

Significant transactions during the first quarter of 2012 included the following:

January 2012

•                  Sold 50% of its Euro-denominated loan to a strategic partner, resulting in proceeds of $28.8 million.  The transaction was neutral from an earnings perspective net of the associated currency hedge gain.

February 2012

•                  Acquired for a discounted purchase price of $206.4 million, $222.8 million of CMBS for which the obligors are certain special purpose entities that were formed to hold substantially all of the assets of a worldwide hotel operator of hotels, resorts and timeshare properties.  The acquisition was financed using a new $155.4 million facility provided by the seller.

•                  Originated a $40.0 million mezzanine loan secured by a 10-property portfolio of full-service and extended-stay hotels located in eight different states.

•                  Acquired $95.4 million of B-Notes secured by four resorts in the United Kingdom. The newly issued B-Notes are part of an overall corporate refinancing in which the Company had a $143.9 million pre-existing investment. The Company has hedged the currency risk in this investment. The Company recognized additional income of approximately $12.2 million in the first quarter of 2012 from the early prepayment of the existing investment.

March 2012

•                  Acquired for a discounted purchase price of $115.7 million, a $125.0 million participation in a senior loan secured by all the material assets of a worldwide operator of hotels, resorts and timeshare properties. The acquisition was financed with an $81.0 million increase in a financing facility previously provided by the seller.

•                  Originated a $59.0 million mortgage loan secured by an office campus located in Northern California. The terms of the loan provide for up to $4.0 million of future advances upon the satisfaction of specified conditions.

•                  Sold the remainder of its held-for-sale first mortgage loans targeted for securitization. As of December 31, 2011, the Company’s net equity investment in these six loans was $36.5 million and the loans had a carrying value of $128.6 million. The Company realized an aggregate profit of approximately $1.0 million on the held-for-sale loans and associated interest rate hedges.

Starwood Property Trust, Inc. Investments as of March 31, 2012

(Unaudited, amounts in thousands)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Expected Return (3)
First mortgages held for investment	$1,428,505	$1,375,766	$805,171	$570,595	7.9%	12.9%
Subordinated mortgages held for investment	348,072	313,688	54,199	259,489	11.2%	13.2%
Mezzanine loans held for investment	655,199	644,053	97,346	546,707	11.6%	12.1%
CMBS available-for-sale at fair value	511,112	486,952	271,734	215,218	7.2%	12.3%
Total target portfolio	$2,942,888	$2,820,459	$1,228,450	$1,592,009	9.0%	12.6%
RMBS available-for-sale at fair value	247,042	157,186	80,410	76,776	10.9%
Other Investments and loans held in securitization trust	94,748	94,434	52,978	41,456
Total Investments	$3,284,678	$3,072,079	$1,361,838	$1,710,241

(1)          The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs.  The difference between the Carry Value and Face Amount of the loans held for sale at fair value consists of the net unrealized gains on the fair value of the loans.  The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/ (losses) on the fair value of the securities and purchase discount.

(2)          Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)          Expected returns for target investments as of March 31, 2012 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  The levered returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings with the Securities and Exchange Commission. Levered returns are based upon management’s assumptions, which the Company believes are reasonable.  The levered returns  are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on  the Company’s floating rate loans will change in the future when interest rates change, and these levered returns assume interest rates remain at current levels and (ii) the Company assumes that the leverage levels existing at March 31, 2012 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

Loan to Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Company’s loan portfolio as of March 31, 2012:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	44.4%	50.9%	20.2%
Ending LTV	58.4%	75.2%	70.6%	64.1%

(1)          Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  Excludes CMBS, RMBS and Other Investments and loans held in securitization trust.

(2)          Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

Subsequent to Quarter End Activity

April 2012

•                  The Company acquired $75.6 million of CMBS at a discounted price of $70.7 million, where the obligors are certain special purpose entities that were formed to hold substantially all of the assets of a worldwide operator of hotels, resorts and timeshare properties.  The acquisition was financed using a $49.3 million increase in a financing facility previously provided by the seller.

•                  The Company sold 20,000,000 shares of common stock at a net price of $19.88 per share, resulting in gross proceeds of $397.7 million.  On April 30, 2012, the underwriters exercised their option to purchase 3,000,000 additional shares of common stock at $19.88 per share, resulting in additional gross proceeds of $59.6 million.

Investment Capacity

As of May 4, 2012, the Company had approximately $185.5 million of available cash and equivalents, approximately $73.4 million of net equity invested in RMBS that are classified as available-for-sale and $372.3 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $530.0 million to $700.0 million of new investments.  During the three remaining quarters of 2012, the Company expects to receive aggregate cash proceeds from loan and security repayments, net of any required debt repayments, of approximately $191.1 million.  In addition, over the short term, the Company expects to obtain additional secured financing facilities to further augment its investment capacity.

Investment Pipeline

As of May 4, 2012, the Company had approximately $424.5 million of loans and investments in various stages of due diligence that are under term sheets.  Although the Company expects that it will be able to close a majority of these opportunities in the next 45 to 60 days, there can be no assurance in this regard.

Financing Activities

As of March 31, 2012, the Company had an aggregate outstanding balance of approximately $1.3 billion under its ten financing facilities.

On February 1, 2012, the Company entered into a new $155.4 million master repurchase agreement with Goldman Sachs International and borrowed the entirety of the facility to finance the $206.4 million discounted CMBS purchase described above.  Borrowings under the facility accrue interest at a per annum rate of one-month LIBOR plus a spread of 2.9%.  The maturity date of the facility is August 2015.

On March 5, 2012, the Company extended from March 16, 2012 to March 15, 2013 the maturity date of its $100.0 million master repurchase and securities contract with an affiliate of Wells Fargo Securities, LLC, used to finance the acquisition and ownership of RMBS. Advances under the facility accrue interest at a per annum interest rate equal to the sum of (i) 30-day LIBOR plus (ii) a margin of 2.10%.

On March 26, 2012, the Company entered into a new $125.0 million financing facility with an affiliate of Citigroup Global Markets Inc. to finance commercial mortgage loans and senior interests in commercial mortgage loans originated or acquired by the Company. Advances under the facility accrue interest at a per annum interest rate equal to the sum of (i) 30-day LIBOR plus (ii) a margin of between 1.75% and 3.75% depending on the (A) asset type, (B) amount advanced and (C) debt yield and LTV ratios of the purchased mortgage loan. The facility has an initial maturity date of March 29, 2014, subject to three one-year extension options, which may be exercised by the Company upon the satisfaction of certain conditions.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at March 31, 2012 was approximately $19.52 per fully diluted share.  On a fully diluted basis, the Company’s GAAP book value at March 31, 2012 was $18.96 per share.  Pro forma for the Company’s April 2012 equity issuance, the Company’s GAAP book value at March 31, 2012 was $19.14 per fully diluted share and the fair value of the Company’s net assets at March 31, 2012 was $19.59 per fully diluted share.

Dividend

On May 8, 2012, the Company’s Board of Directors declared a dividend of $0.44 per share of common stock for the quarter ending June 30, 2012.  The dividend is payable on July 13, 2012 to common stockholders of record as of June 29, 2012.

The Company has decided to “true up” its required dividend distribution with a fourth quarter extraordinary distribution, if required each year.  For 2012, the Board of Directors will determine the amount of the extraordinary dividend in the fourth quarter.

2012 Guidance

For 2012 the Company is reiterating its previously disclosed full year estimated Core Earnings in the range of $1.75 to $1.90 per diluted share. This guidance does not include the impact of any incremental (i) investments beyond the Company’s existing pipeline or (ii) capital markets transactions. In addition, this guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) amount and timing of capital deployment and (iii) cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, May 8, 2012 at 10:00 a.m. Eastern Time to discuss first quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-349-9587

International:  1-719-457-2625

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  5232416

The playback can be accessed through May 22, 2012.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial and residential real estate-related investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share data)

	For the Three-Months Ended March 31
	2012	2011
Net interest margin:
Interest income from mortgage-backed securities	$8,675	$6,860
Interest income from loans	69,077	32,717
Interest expense	(11,852)	(8,144)
Net interest margin	65,900	31,433
Expenses:
Management fees (including $3,649 and $3,844 for the three-months ended March 31, 2012 and 2011 of non-cash stock-based compensation)	15,167	9,346
Acquisition and investment pursuit costs	861	88
General and administrative (including $116 and $40 for the three-months ended March 31, 2012 and 2011 of non-cash stock-based compensation)	3,023	2,104
Total expenses	19,051	11,538
Income before other income (expense) and income taxes	46,849	19,895
Interest income from cash balances	49	144
Other income (expense)	754	(472)
Other-than-temporary impairment (“OTTI”), net of $1,439 and $0 recognized in other comprehensive income (loss) for the three months ended March 31, 2012 and 2011, respectively	(656)	(434)
Net gains on sales of investments	7,333	8,104
Net realized foreign currency gains (losses)	8,834	(30)
Net losses on currency hedges	(6,257)	(3,916)
Net gains on interest rate hedges	566	1,450
Net losses on credit hedges	—	(187)
Net change in unrealized (losses) gains on loans held-for-sale at fair value	(5,760)	3,187
Unrealized foreign currency remeasurement (losses) gains	(1,025)	3,984
Income before income taxes	50,687	31,725
Income tax provision	(399)	—
Net Income	50,288	31,725
Net income attributable to non-controlling interests	(129)	(278)
Net income attributable to Starwood Property Trust, Inc.	$50,159	$31,447

Net income per share of common stock:
Basic	$0.53 0.53	$0.44
Diluted	$0.53 0.53	$0.43

Distributions declared per common share	$0.44	$0.42

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors. The definition of Core Earnings was amended effective for the first quarter 2012 to allow for the exclusion of certain non-cash adjustments as determined by the manager and approved by the Company’s independent directors.

March 31, 2012 and 2011 Reconciliation of Net Income to Core Earnings

	Three-Months Ended March 31		Three-Months Ended March 31
	2012	Per Diluted Share	2011	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$50,159	$0.53	$31,447	$0.43

Add back/subtraction for unrealized loss (gain) on loans held for sale at fair value	5,760	0.06	(3,187)	(0.03)

Subtraction for unrealized gain on interest rate hedges	(9,779)	(0.10)	(1,688)	(0.02)

Add back for other-than-temporary impairment	656	0.01	434	0.00

Add back/subtraction for unrealized foreign currency loss (gain)	1,025	0.01	(3,984)	(0.05)

Add back for unrealized loss on currency hedges	8,573	0.09	3,916	0.05

Add back for unrealized loss on credit hedges	—	—	187	0.00

Add back for management incentive fee	4,790	0.05	427	0.00

Add back for non-cash stock based compensation	3,765	0.04	3,884	0.05

Subtraction for loss from effective hedge termination (1)	(9,989)	(0.11)	—	—

Core Earnings	$54,960	$0.58	$31,436	$0.43

(1)   In February 2012, the Company’s GBP-denominated loan prepaid.  At the time of purchase, the Company hedged its exposure to fluctuations in the GBP/USD exchange rate through a series of foreign exchange  forward contracts.  As a result of the loan being prepaid in February 2012, the foreign exchange forward contracts, which were in a loss position of approximately $10.0 million, were no longer necessary hedges.   The Company determined it was more cost effective  to lock-in the amount of the loss on the contracts by entering into new derivative contracts with a separate counterparty than to terminate the contracts.  Because the original contracts remain in place, the loss has not been “realized” (as that term is defined in GAAP) even though the Company has effectively locked-in the loss.  In accordance with the Company’s amended definition of Core Earnings, management determined to reduce Core Earnings for the first quarter by aggregate $10.0 million of unrealized loss because it believes this represented a non-standard transaction.

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com